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                                                                    Exhibit 10.1

                         AGREEMENT FOR PURCHASE AND SALE
                       OF REAL ESTATE AND RELATED PROPERTY

      THIS AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE AND RELATED PROPERTY ("Agreement") is made and entered into as of the 30th day of December, 1998, by and between 33 WEST MONROE ASSOCIATES, L.P., an Illinois limited partnership ("Seller"), and PRIME GROUP REALTY, L.P., a Delaware limited partnership ("Purchaser").

                                    RECITALS

      A. American National Bank and Trust Company of Chicago, not personally, but as Trustee under Trust Agreement dated February 1, 1978 and known as Trust No. 42198 ("Trust One") holds fee title to a parcel of land located at 33 West Monroe Street, Chicago, Illinois ("Parcel One"). American National Bank and Trust Company of Chicago, not personally, but as Trustee under Trust Agreement dated February 1, 1978 and known as Trust No. 42199 ("Trust Two") holds leasehold title to a parcel of land located adjacent to Parcel One ("Parcel Two") pursuant to that certain Lease Agreement dated April 1, 1978 between The Baptist Theological Union, as lessor ("Ground Lessor"), and Trust Two, as lessee, a short form of which was recorded on April 12, 1978 with the Cook County, Illinois Recorder of Deeds as Document No. 24399609 ("Ground Lease"). Parcel One and Parcel Two are sometimes together referred to herein as the "Land".

      B. Trust One and Trust Two (collectively called the "Trusts") have constructed a 28 story office building on the Land ("Building"). In connection with the construction of the Building, on April 7, 1978, Trust One and Ground Lessor entered into an Agreement pertaining thereto, which was recorded on April 12, 1978 with the Cook County, Illinois Recorder of Deeds as Document No. 24399610 ("Adjacent Owners Agreement").

      C. Seller is the sole beneficiary under the Trusts.

      D. Seller has previously made available to Purchaser the following items (collectively called the "Information Package") in connection with the Property (as hereinafter defined): (i) copies of all contracts (including equipment leases, if any) currently in effect (including amendments thereto and any guarantees and warranties thereunder) which Seller contemplates assigning to Purchaser in connection with the Closing of the transaction contemplated hereby ("Service Contracts"), (ii) copies of real estate tax bills for the years 1996 and 1997 for the Building and the Land, (iii) copies of any licenses, authorizations, approvals, warranties and permits (including the Canopy Permit from the City of Chicago) issued by any governmental authority currently in effect and in the possession

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of Seller ("Permits and Warranties"), (iv) statements (certified by Seller's property manager) of income and certain expenses for the years 1996, 1997 and 1998 (to date), (v) copies of the plans and specifications for the Building in the possession of Seller ("Plans"), (vi) copies of all leases of space (and all amendments thereto and guarantees thereof) in the Building currently in effect ("Leases"), (vii) copy of the Ground Lease, (viii) current rent roll with respect to all tenants occupying space in the Building, a copy of which is attached hereto and made a part hereof as Exhibit A ("Rent Roll"), (ix) copy of any existing environmental report in the possession of Seller ("Existing Environmental Report"), (x) copy of the existing survey ("Existing Survey"),
(xi) copies of the Construction Contracts (as hereinafter defined), (xii) copy of the Tax Contract (as hereinafter defined), and (xiii) 1998 operating and capital budgets (if any), leasing plans, if any, tenant files and correspondence.

      E. Seller desires to sell, and Purchaser desires to acquire, Parcel One, the lessee's interest under the Ground Lease, the Building, and certain related property on an "AS IS, WHERE IS" basis, without any conditions, representations or warranties of any kind, except as specifically and expressly set forth in this Agreement.

      NOW, THEREFORE, in consideration of and in reliance upon the above Recitals (which are incorporated in and made a part of this Agreement), and the mutual covenants, promises and undertakings set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

                                   AGREEMENTS

      1. PURCHASE AND SALE OF PROPERTY.

      A. Seller agrees to sell and convey (or to cause the Trusts to sell and convey, as the case may be) to Purchaser or Purchaser's assignee in accordance with Section 13.D below, and Purchaser agrees to purchase and accept all of the right, title and interest of Seller or the Trusts, as the case may be, in and to the following described property (all of which is hereinafter collectively referred to as the "Property"):

      1. Fee simple title to Parcel One, as is more specifically described in Exhibit B attached hereto and made a part hereof, together with all easements, rights, privileges, tenements, hereditaments and appurtenances pertaining thereto, and all right, title and interest of Seller in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto.


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      2. The lessee's interest under the Ground Lease which demises Parcel Two, as Parcel Two is more specifically described in Exhibit C attached hereto and made a part hereof.

      3. The Building, together with all other improvements and all fixtures now situated on the Land and all systems, facilities, machinery, equipment and conduits to provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water to the Building (including replacements or additions thereto between the date hereof and the Closing, as that term is hereinafter defined) (collectively, the "Improvements").

      4. All personal property, machinery, apparatus, equipment, fixtures, furnishings and other personal property situated on the Land or the Improvements ("Personal Property"). An inventory of the Personal Property has previously been delivered to Purchaser. The Personal Property specifically excludes any personal property owned by the Property Manager (as hereinafter defined) and any personal property owned by tenants under the Leases. The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of the operation, repair and maintenance of the Land and Improvements.

      5. The Leases, the Service Contracts, the Plans, the Permits and Warranties, the Construction Contracts, the Tax Contract, the Adjacent Owners Agreement, and copies of any existing books, records, documents and intangible property (other than accounts, accounts receivable and proprietary computer software) desired by Purchaser pertaining to the operation, maintenance, repair and leasing (including information on computer disks pertaining to tenant billings and escalations) of the Property in the possession of Seller or the Property Manager.

The Land and Improvements are sometimes together referred to herein as the "Premises."

      B. Except for the express representations and warranties of Seller set forth in Section 8.A of this Agreement, the Property is being sold in an "AS IS-WHERE IS" condition and with "ALL FAULTS" as of the date of this Agreement. Except as specifically and expressly set forth in this Agreement, no promises, representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, director, shareholder, beneficiary, affiliate, person, firm, agent or representative acting or purporting to act on behalf of Seller as to (i) the condition or state of repair or


                                      -3-
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utility of the Property, (ii) the value, expense of operation or income potential thereof, or (iii) any other fact or condition which has or could affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof, including, without limitation, with respect to any environmental matters which could affect the Property. Purchaser waives (such waiver to be effective from and after the date which is six months after the Closing hereunder) any rights to contribution for environmental matters it may now or hereafter have, whether under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601 et seq.), or otherwise. The parties acknowledge and agree that the intent of this Agreement is that Purchaser has previously examined the Information Package and Purchaser has had an agreed upon time period within which to investigate and determine all matters pertaining to the Property to its own satisfaction, including, without limitation, its satisfaction with the environmental condition of the Property, and compliance with the Americans with Disabilities Act. Except as specifically and expressly set forth in this Agreement, Seller shall have no liability for the accuracy of any matters, facts or data reflected in the Information Package, unless Seller has fraudulently failed to disclose to Purchaser any actual knowledge Seller had that such matters, facts or data were not materially correct. The parties acknowledge and agree that all understandings and agreements heretofore made between them or their respective agents or representatives regarding the purchase and sale of the Property are merged into this Agreement and the Exhibits made a part hereof, which alone fully and completely express their agreement and that neither party is relying upon any statement, promise or representation by the other unless such statement, promise or representation is specifically and expressly set forth in this Agreement or the Exhibits made a part hereof. At Closing and as a material inducement for Seller to consummate the transaction contemplated hereby, Purchaser shall execute and deliver a certification in the form of Exhibit D attached hereto and made a part hereof.

      2. PURCHASE PRICE.

      The purchase price ("Purchase Price") which Seller agrees to accept and Purchaser agrees to pay for the Property is ONE HUNDRED MILLION DOLLARS ($100,000,000) U.S., payment of which is to be made as follows:

      A. Within one (1) Business Day (as hereinafter defined) after execution of this Agreement by Purchaser and Seller and Purchaser's receipt of a fully executed original hereof, Purchaser shall make an earnest money deposit of THREE MILLION DOLLARS ($3,000,000) U.S. ("Deposit"). The Deposit shall be held in escrow by Commonwealth Land Title Insurance Company (sometimes called the "Deposit Escrowee" or the "Title Company") in an


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interest bearing account pursuant to the terms of a joint order escrow agreement in the form of Exhibit E attached hereto and made a part hereof ("Deposit Escrow Agreement"). Any interest earned on the Deposit shall be considered part of the Deposit. Except as otherwise specifically provided in this Agreement, the Deposit shall be paid to Seller and applied to the Purchase Price at Closing.
Any escrow cost related to the Deposit shall be equally divided and paid by Seller and Purchaser.

      B. At 10:00 A.M. Central Time on the date of Closing (provided that all express conditions to Purchaser's obligations contained herein have been satisfied and all applicable documents required by Section 10.A hereof have been deposited previously into escrow with Deposit Escrowee), Purchaser shall pay to Deposit Escrowee an amount equal to the Purchase Price less the Deposit, plus or minus prorations as provided herein, via wire transfer in immediately available U.S. funds to a bank account designated by Deposit Escrowee ("Cash Balance").

      3. PRIOR TO CLOSING.

      A. During the period from the date of Seller's execution of this Agreement until Closing or the earlier termination of this Agreement, Seller shall and hereby covenants to:

      1. Except as otherwise provided in this Agreement, operate the Property through its on-site property manager ("Property Manager"), in the normal course of business and, through the Property Manager, keep the Property in its existing condition and state of repair, ordinary wear and tear and loss due to fire or other casualty excepted, subject to Section 11 below. Notwithstanding the foregoing, Seller shall continue (in accordance with the terms of the Construction Contracts defined below) with its scheduled elevator renovation ("Elevator Renovation") and garage repairs ("Garage Repairs"), if any, in the Building until the Closing. Seller shall assign to Purchaser at Closing, and Purchaser shall accept and assume, the contracts previously or hereafter entered into by or on behalf of Seller which pertain to the Elevator Renovation and Garage Repairs ("Construction Contracts"); provided, however, that from and after the date hereof, Seller shall not enter into any Construction Contract unless it has been approved in writing by Purchaser. Purchaser shall receive a credit against the Purchase Price payable at Closing with respect to the Elevator Renovation and Garage Repairs, as is more particularly described in Sections 9.H and 9.I below.

      2. Keep the Premises and Personal Property insured against fire or other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage


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      occurring in, on or about the Premises, on terms no less favorable than currently existing.

      3. Not sell, lease, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of (or grant any interest in) all or any part of the Property, the beneficial interest in the Trusts, or the general partner interests in Seller, except that Seller may enter into new Leases (or amendments, modifications, extensions or expansions of existing Leases) pursuant to Section 3.B.1 below, and except for depletions and replacements of Personal Property in the ordinary course of the operation, repair and maintenance of the Land and Improvements and except as a result of the exercise of a condemnation (but subject to Section 11 hereof).

      4. Promptly give written notice to Purchaser upon obtaining knowledge of the occurrence of any event which affects the truth or accuracy of any representations or warranties made by Seller in this Agreement.

      5. Perform (or cause to be performed) all of the applicable obligations of Seller under the Leases and Service Contracts.

      6. Not apply or use any portion of any security or other deposits posted or made by tenants under the Leases.

      7. Not pursue any legal or contractual remedies under the Leases without Purchaser's consent, except in the event (in Seller's reasonable judgment) of an emergency. In such event, Seller shall advise Purchaser of same as soon as reasonably possible.

      B. During the period from the date hereof until Closing or the earlier termination of this Agreement, Seller shall and hereby covenants to:

      1. Neither enter nor permit the Property Manager to enter into any new Lease (or amendments, modifications, extensions, terminations or expansions of existing Leases) without the prior written consent of Purchaser. In the event Seller desires to enter into a new Lease (or amendments, modifications, extensions, terminations or expansions of existing Leases) of any portion of the Premises after the date hereof, Seller shall submit to Purchaser a lease proposal package describing the proposed tenant and the economic terms of the proposed new Lease (or amendments, modifications, extensions, terminations or expansions of existing Leases) and containing any other material information Seller has regarding the applicable tenant or reasonably requested by Purchaser ("Lease Proposal"). The Lease Proposal shall consist of financial information, if any, relating to the tenant under a proposed new Lease, and a


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      written summary of the material lease terms including, without limitation, the following information (if applicable): (i) rent (including a description of rent inducements, if any), (ii) lease term, (iii) security deposit, (iv) leasing commissions, (v) moving allowance, and (vi) tenant improvement allowance. Purchaser shall have two (2) Business Days after its receipt of the Lease Proposal to consent to (or disapprove) the terms of the Lease Proposal (if so approved, an "Approved Lease Proposal"). If consent to a Lease Proposal is not received within such period, the Proposal shall be deemed to have not been approved. Prior to executing any Lease (or amendments, modifications, extensions, terminations or expansions of existing Leases) prepared in accordance with the terms and conditions described in an Approved Lease Proposal, Seller shall submit a draft of such proposed new Lease to Purchaser for Purchaser's approval ("Lease Draft Proposal"). Purchaser shall have two (2) Business Days after its receipt of the Lease Draft Proposal to consent (or disapprove) the terms of the Lease Draft Proposal. If consent to a Lease Draft Proposal is not received within such period, the Proposal shall be deemed to have not been approved. Purchaser shall bear all costs in connection with new
      Leases (or amendments, modifications, extensions or expansions of existing Leases) entered into pursuant to this Section 3.B.1, including leasing commissions, tenant improvement costs, moving costs, engineering fees, rent concessions or inducements, and other tenant incentives (collectively called the "Leasing Costs"), provided that the transaction contemplated hereby is consummated.

      2. Neither enter nor permit the Property Manager to enter into any new Service Contract or extend, renew or materially modify or amend any existing Service Contract, except those that are cancelable on not more than 30 days' written notice without payment of any termination fee or penalty.

      3. Cooperate with Purchaser and Purchaser's accountants in connection with such accountant's reasonable review and audit of Seller's books, records and financial statements (excluding balance sheets) and information. In no event, however, shall Seller be obligated to give such accountants any kind of a "representation letter".


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      4. INSPECTION OF THE PROPERTY.

      During the period commencing on December 10, 1998 and ending on the date of Closing, Purchaser and its agents and representatives may inspect the Property (including the Information Package and the books, records and documents of, and information related to, the Property maintained by either Seller or the Property Manager with respect to the Property) and conduct such sampling or non-destructive testing as Purchaser shall reasonably deem necessary during normal business hours, subject to the following terms and conditions:

      A. Purchaser shall give Seller (in care of Donald Vitek (312) 580-6547) at least one (1) Business Day telephonic notice of its intention to inspect the Property or conduct any sampling or testing. Purchaser shall only be permitted to have contact with the tenants under the Leases or the Ground Lessor if Purchaser has first obtained the prior consent of Seller, which consent shall not be unreasonably withheld or delayed.

      B. If Purchaser desires to conduct any environmental sampling or testing at the Premises, Purchaser shall first provide Seller with the proposed study plan therefor ("Plan"). The Plan is subject to the approval of Seller (not to be unreasonably withheld or delayed) and no environmental sampling or testing shall be performed until the Plan therefor has been approved by Seller, which approval shall not be unreasonably withheld or delayed. Purchaser agrees that Seller may have a representative present at any inspection, sampling or testing, including, but not limited to, an environmental engineer or consultant designated by Seller (in connection with any environmental sampling or testing conducted by Purchaser in accordance with this Section 4). At Seller's request, any sampling or testing by Purchaser's environmental consultant shall be conducted in a manner so as to provide "split" samples or data to Seller's environmental consultant. Such "split" samples shall be at Seller's cost.

      C. Purchaser shall maintain commercially reasonable levels of liability insurance coverage for its officers, employees, agents and representatives inspecting the Property or conducting sampling or testing and, at Seller's request, will provide Seller with written evidence of same.

      D. Except to the extent otherwise provided herein, any such inspections, sampling and testing shall be at Purchaser's sole cost and expense, and Purchaser agrees to keep the Property free and clear of any liens which may arise as a result of such inspections, sampling and testing.

      E. Purchaser shall restore promptly any physical damage caused by the inspection, sampling or testing of the Property.


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      F. Purchaser shall, upon the request of Seller, provide Seller with copies of written sampling test results and reports prepared by third parties, but otherwise Purchaser and its officers, directors, employees, agents and representatives shall keep all such information, sampling and test results and reports obtained or developed during or as a result of such inspection strictly confidential, except as provided in Section 13.F below.

      G. Purchaser hereby indemnifies and agrees to defend, and hold Seller, the Trusts and their respective partners, officers, directors, shareholders, advisors, beneficiaries, agents, employees, representatives and tenants harmless from and against all loss, cost, liability, lien, damage or expense, including reasonable attorneys' fees and costs made, sustained, suffered or incurred against or by Seller, the Trusts and their respective partners, officers, directors, shareholders, advisors, beneficiaries, agents, employees, representatives and tenants and attributable to or arising out of a breach of the foregoing agreements set forth in this Section 4 by Purchaser in connection with any such inspection, sampling or testing.

      5. NO TERMINATION OF AGREEMENT.

      As set forth in Section 1.B above, Purchaser has been given a period of time to conduct an inspection and review of the Information Package and all aspects of the Property desired by Purchaser. Purchaser has completed such inspection and review and is prepared to proceed with the purchase of the Property in accordance with the terms hereof. Accordingly, even though Purchaser has continuing access to the Property pursuant to Section 4 above, Purchaser shall not have any rights to terminate this Agreement (whether based upon such access, or otherwise) unless such termination is expressly provided for hereunder.

      6. TITLE AND SURVEY.

      A. The fee interest in Parcel One shall be conveyed to Purchaser at Closing by a recordable Trustee's Deed in the form of Exhibit F attached hereto and made a part hereof, and the leasehold interest in Parcel Two shall be conveyed to Purchaser at Closing by a recordable Assignment of Lease in the form of Exhibit G attached hereto and made a part hereof. Such Deed and Assignment shall be subject to (i) the lien of non-delinquent real estate taxes and assessments, (ii) the rights of tenants, as tenants only, under the Leases,
(iii) acts and deeds of Purchaser, and (iv) the matters described in Schedule B of the Pro Forma Title Insurance Policy attached hereto as Exhibit H ("Pro Forma Policy") (all of the foregoing are collectively called the "Permitted Exceptions").

      B. Seller has previously furnished to Purchaser a


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commitment issued by Title Company ("Title Commitment") for an extended coverage
ALTA (1992) Owner's and Leasehold Owner's Title Insurance Policy showing fee title to Parcel One and leasehold title to Parcel Two in Seller, and proposing to insure Purchaser in the amount of the Purchase Price. Purchaser has reviewed the Title Commitment and has approved the Permitted Exceptions.

      C. Seller has previously furnished to Purchaser an update of the Existing Survey ("Updated Survey"), which was certified to Purchaser and the Title Company by a surveyor registered in the State of Illinois. Purchaser has reviewed and approved the Updated Survey; provided, however, that such approval shall not require Purchaser to accept the fee and leasehold title to the Land subject to any exceptions other than the Permitted Exceptions.

      D. If on or prior to Closing any update of the Title Commitment discloses an exception that is not a Permitted Exception or any update of the Updated Survey discloses any material new item that is not a Permitted Exception and Seller fails, at its sole cost, to discharge, remove or cause the Title Company to insure over (subject to Purchaser's reasonable approval of any applicable title endorsement) any such exception to title or other item that is not a Permitted Exception, then Purchaser may elect, in its sole discretion, within two Business Days after Seller has notified Purchaser that Seller will not discharge, remove or cause the Title Company to insure over such exception (and to insure over such exception to future owners and lenders of the Premises): (i) subject to satisfaction of the other conditions to Closing contained herein, to close the purchase of the Property, and take title subject to any such exceptions that have not been discharged, removed or insured over at or before Closing with no reduction in the Purchase Price, or (ii) to terminate this Agreement, in which event the Deposit and all interest earned thereon shall be immediately returned to Purchaser; provided, however, that the provisions of Sections 4.G, 8.D and 13.F shall survive such termination. Notwithstanding the foregoing, Seller shall cause to be paid at Closing such amount as is necessary to discharge the existing mortgage on the Property which is disclosed in the Title Commitment ("Existing Mortgage"), and Seller shall additionally cause to be discharged or insured over, at Seller's cost, any liens of a definite amount which are not Permitted Exceptions (and cause such liens to be insured over to future owners and lenders of the Premises), provided that such liens were either created by Seller or were permitted to be created by the direct acts of Seller. Seller covenants not to intentionally create any unpermitted title exceptions.

      E. Seller has delivered to Purchaser UCC, tax lien, bankruptcy, pending litigation and judgment searches of Seller and its general partners ("Searches"). The Searches covered the

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Illinois Secretary of State's Office, the UCC records of Cook County, Illinois, the U.S. District Court for the Northern District of Illinois and the Circuit Court of Cook County, Illinois; provided, however, that the pending litigation searches did not cover the general partners of Seller and the UCC searches did not cover D&K (as hereinafter defined).

      F. The cost of the Searches, the Title Commitment and the owner's title insurance policy (including extended coverages) issued pursuant thereto ("Title Policy") and the Updated Survey shall be paid by Seller. Any reinsurance or endorsements for additional title coverage beyond the extended coverage owner's title insurance policy (including the endorsements, other than an extended coverage endorsement, contained in the Pro Forma Policy) shall be obtained solely at Purchaser's own expense.

      7. CLOSING.

      A. Payment of the Purchase Price and the consummation of the transaction contemplated by this Agreement ("Closing") shall take place pursuant to an escrow closing which provides that the Purchase Price shall be paid to Seller upon satisfaction or waiver of all express conditions contained herein to Purchaser's obligations to close. The Closing shall occur at 9:00 A.M. Central Time on January 20, 1999 at the offices of Seller's attorneys in Chicago, Illinois or at such earlier date or other place as may be mutually agreed upon in writing by both Seller and Purchaser; provided, however, that Seller, at Seller's sole discretion, may elect to extend the Closing as necessary (but in no event more than thirty (30) additional days) in order to satisfy the requirements of Section 10.D(ii) below. Seller and Purchaser shall meet at the office of Seller's attorneys and commence preparations for Closing on the day immediately prior to the date of Closing ("Proration Date"), so that all Closing documents required hereunder are signed and deposited into escrow with the Title Company (and all Closing prorations required hereunder are finalized) before the close of business on the Proration Date. All documents or other deliveries provided for hereunder to be made by Purchaser or Seller at Closing, and all transactions provided for hereunder to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries provided for hereunder by Purchaser and Seller shall have been made, and all concurrent or other transactions shall have been consummated.

      B. Purchaser shall have a one-time right to elect to extend the Closing until February 2, 1999, upon the following conditions:

            (i) written notice of such extension shall be given to Seller not later than January 15, 1999.

            (ii) Contemporaneously with the giving of such notice, Purchaser shall increase the amount of the Deposit held by Title Company by One Million Dollars ($1,000,000).

            (iii) Purchaser is not in default hereunder at the time of the giving of such extension notice.

      8. REPRESENTATIONS AND WARRANTIES.

      A. Seller represents and warrants to Purchaser that:

      1. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Illinois, has duly authorized the execution, delivery and performance of this Agreement and such execution, delivery and performance will not violate or create a default under the Limited Partnership Agreement of Seller or any contract or agreement by which Seller or the Property are bound. The individuals signing this Agreement and all documents executed or to be executed pursuant hereto are and shall be duly authorized to sign same on behalf of and bind Seller.

      2. This Agreement is valid and enforceable against and binding upon Seller in accordance with its terms and each instrument to be executed by Seller pursuant to this Agreement will, when executed and delivered, be enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

      3. To Seller's knowledge, and except with respect to (a) any matters disclosed in the Existing Environmental Report or in any environmental report or study obtained by Purchaser pursuant to Section 4 hereof, or (b) any hazardous material that may be located on the Property in the ordinary course of any tenant's business which is in compliance with applicable law and the terms and provisions of such tenant's Lease, neither Seller nor the Property Manager has received written notice from any governmental authority of any violation or alleged violation of any environmental, zoning, building, fire, health or other code regulation, ordinance, statute, law, act, permit, license, order or decree applicable to the Property or any portion thereof, that has not heretofore been corrected in accordance with applicable law.

      4. To Seller's knowledge, the Service Contracts contained in the Information Package are all of the contracts (including amendments) made by Seller or the Property Manager which affect the Property as of the date of this Agreement, except for the Leases, the Permitted Exceptions and the existing property management agreement which is to be terminated effective upon Closing. (Service Contracts entered into pursuant to Section 3.B.2 above shall not be deemed to be a breach of the foregoing warranty.)

      5. To Seller's knowledge, the Rent Roll is true and correct in all material respects, and the updated Rent Roll to be delivered to Purchaser at Closing hereunder will (when delivered) be true and correct in all material respects.

      6. There are no delinquencies with respect to real estate taxes affecting the Premises.

      7. The Land constitutes a separate parcel or parcels for real estate tax purposes, except as may be indicated otherwise in the Title Commitment.

      8. To Seller's knowledge, there are no Leases currently in effect executed by the Trusts, Seller or Property Manager or other rights of occupancy or use granted by the Trusts, Seller or Property Manager of any portion of the Property other than the Ground Lease or the Leases and rights of occupancy described on the Rent Roll.

      9. The Ground Lease is in full force and effect, has not been modified (other than modifications for which Purchaser has been provided a copy) or terminated, and Seller has not received any written notice from Ground Lessor alleging any default of Trust Two thereunder. The parties acknowledge, however, that the procedures for adjusting the Base Period Rental and for determining the Base Period Annual Tax Equivalent have not been concluded within the time periods set forth in Section 2.03 of the Ground Lease ("Rent Adjustment Procedures") and, accordingly, no warranty is made (or shall be implied) with respect to the consequences arising therefrom.

      10. There is no litigation, arbitration or other proceeding before any court, arbitrator or regulatory official, body or authority which is pending or, to Seller's knowledge, threatened, against Seller relating to the Property, except as may be listed on Exhibit N hereto.

      11. To Seller's knowledge, no condemnation or eminent domain proceeding is pending with respect to all or any part of the Property.

      12. Except as set forth in Exhibit O hereto, or as contemplated in the contract between Seller and the law firm of O'Keffe Ashenden Lyons & Ward ("Tax Contract"), there are no pending actions or proceedings by the Trusts or Seller for a reduction of real estate taxes applicable to the Property.

      13. There are no leasing commissions owed to D&K (as hereinafter defined) with respect to the Leases and, to Seller's knowledge, there are no leasing commissions owed to any other broker (except in connection with the Lease to Merrill, Lynch, Pierce, Fenner & Smith, Inc.) with respect to the Leases.

      14. Seller owns one hundred percent of the beneficial interest in and to, and the power of direction under, the Trusts, free and clear of liens, encumbrances, options and restrictions created by Seller, except in connection with the Existing Mortgage, and no party (other than Seller and the lender under the Existing Mortgage) has the right to direct the Trustee under the Trusts.

      15. The interest of Seller in the Service Contracts, Leases, Permits and Warranties and other documents and property described in Section 1.A.5 above has not been assigned by Seller to any other party, except in connection with the Existing Mortgage.

      16. To Seller's knowledge, the Leases provided in the Information Package constitute all of the agreements between Seller and the current tenants (except Levy, as hereinafter defined) of the Property.

      17. To Seller's knowledge, Seller has not received written notice stating that the real estate tax exemption for Parcel Two has been revoked, or that the assessor has assessed or intends to assess real estate taxes on Parcel Two.

      18. Exhibit M attached hereto contains a true and correct description of the amount of unused tenant improvement allowances that are currently due and owing to the tenants under the Leases ("Current TI Amount").

      B. Purchaser represents and warrants to Seller that:

      1. Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware, is authorized to do business in the State of Illinois, has duly authorized the execution, delivery and performance of this Agreement, and such execution, delivery and performance will not violate its limited partnership agreement, or any contract or agreement by which it is bound. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto are and shall be duly authorized to sign the same on behalf of and bind Purchaser.

      2. This Agreement is valid and enforceable against and binding upon Purchaser in accordance with its terms and each instrument to be executed by Purchaser pursuant to this Agreement will, when executed and delivered, be enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

      C. As used in Section 8.A. (or in any other Sections of this Agreement), Seller's "knowledge" shall mean and be limited to the actual knowledge (as distinguished from implied, imputed or constructive knowledge) of Douglas Kramer (a general partner of Seller), Frederick Ford (another general partner of Seller), James Elsman (the manager of the Property for Property Manager), and Donald Vitek (the asset manager of the Property). Such "knowledge" of the aforedescribed individuals shall not include a duty to inquire or investigate any facts or information with respect to the Property or the warranties of Seller contained herein.

      D. Seller and Purchaser mutually represent and warrant to each other that each has had no dealings, negotiations, or consultations with any broker or other intermediary in connection with this Agreement or the sale of the Property, except for Draper and Kramer, Incorporated ("D&K"). Provided the transaction contemplated hereby is consummated, Seller shall pay a brokerage commission to D&K in an amount previously agreed to by such parties. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims (including attorneys' fees) of any other broker or other intermediary claiming to have dealt with Seller or Purchaser, respectively, in connection with this Agreement or the sale of the Property.

      E. It shall be a condition to each party's obligation to close that (i) the representations and warranties of the other party are true and correct in all material respects as of Closing, (ii) the other party has timely performed all material obligations of such party as of the Closing, (iii) all other conditions precedent set forth in this Agreement have been satisfied or waived by the other party, and (iv) Seller has obtained all consents from third parties which are required in order to consummate the transaction contemplated hereby.

      F. If prior to Closing Purchaser becomes aware that any of Seller's representations and warranties is not true and correct, Purchaser shall promptly notify Seller of same. Seller shall have (at Seller's election) a period of thirty (30) days ("Warranty Cure Period") in which to attempt to cure any breach of warranty alleged by Purchaser or any breach of warranty otherwise discovered by Seller (and the date of Closing shall be extended accordingly); provided, however, that Seller, at its sole option, may elect not to cure (or attempt to cure) the alleged breach. If Seller does not cure such breach of warranty within the Warranty Cure Period, Purchaser may within two (2) Business Days after the earlier to occur of (x) receipt of notice from Seller that Seller does not elect to cure the alleged breach of warranty, or (y) expiration of the Warranty Cure Period, (i) terminate this Agreement upon written notice given to Seller, or (ii) elect, upon written notice given to Seller, to close without any set-off or deduction of any kind against the Purchase Price or otherwise. If this Agreement is so terminated, the Deposit Escrowee shall return promptly the Deposit and any interest earned thereon to Purchaser and neither party shall have any liability to the other except for the obligations of Purchaser set forth in Section 4.G above and the obligations of the parties set forth in Sections 8.D and 13.F above, which shall survive the termination of this Agreement. If Seller does not receive written notice of Purchaser's election to terminate this Agreement within the two Business Day period specified above, Purchaser shall be conclusively presumed to have elected to close notwithstanding the alleged breach of warranty.

      G. The representations and warranties set forth in Section 8.D shall survive the Closing for the full period of the applicable statute of limitations. All of the other representations, warranties, certifications and indemnifications of the parties set forth in Sections 8.A and 8.B above, and in the documents delivered pursuant to Section 10.A below (collectively called the "Closing Documents") shall survive Closing, provided written notice of any claim arising from a breach of such representations, warranties, certifications and indemnifications must be specified and received by the other party not later than six (6) months after the date of Closing and prosecuted by the filing of a lawsuit in a court of proper jurisdiction within nine (9) months after the date of Closing. All other claims for breach of such representations, warranties, certifications and indemnifications shall be barred and neither party shall have any liability with respect thereto. In no event shall the aggregate liability of Seller for a breach of the representations, warranties, certifications and indemnifications set forth in Section 8.A above or contained in the Closing Documents exceed Three Million Dollars ($3,000,000). Notwithstanding anything contained herein to the contrary, Purchaser shall have no right to recover damages against Seller for the breach of any representation, warranty, certification or indemnification of Seller contained herein or in the Closing Documents as to which Purchaser had actual knowledge prior to Closing, but as to which Purchaser did not give Seller the notification required in Section 8.F above. Purchaser's actual knowledge shall mean and include the actual knowledge of Jeffrey Patterson, Scott McKibben, Patricia Chmielewski, and Michael Moran, and all facts, information and data contained in any written or oral reports made to Purchaser or such individuals by any outside consultants, engineering firms, environmental firms, attorneys and accountants retained by Purchaser.

      9. CLOSING COSTS AND PRORATIONS.

      A. Seller and Purchaser shall share equally the cost of the escrow closing arrangements. Seller shall pay the State of Illinois and Cook County real estate transfer tax related to the sale of the Premises, and Purchaser shall pay the City of Chicago real estate transfer tax related to the sale of the Premises. Except as otherwise specifically provided in this Agreement, each party shall bear its own costs in performing its obligations under this Agreement including, without limitation, its own attorneys' fees and, in the case of Purchaser, all costs and expenses in connection with its inspection of the Property as provided in Section 4 above. All covenants and obligations contained in this Section 9 shall survive the Closing in accordance with the terms hereof.

      B. The following items are to be prorated or adjusted as of the Proration
Date:

      1. Rents, percentage rents (if any) and other amounts owed under the Leases actually received by Seller, rent, percentage rent (if any) and other payments under the Ground Lease, payments under Service Contracts assigned to Purchaser, installment payments of special assessment liens (and Purchaser shall be responsible to pay all installments of special assessments which are due after the Proration Date), sewer charges and operating or utility charges actually collected, billed or paid as of the date of Closing shall be prorated as of the Proration Date and be adjusted against the Cash Balance due at Closing, provided that within a reasonable time after Closing, Purchaser and Seller will make a further adjustment for such rents, payments, or charges which may have been incurred for the period of time before Closing, but not billed or paid at that time. In addition, Seller or Purchaser may require a further adjustment of such rents, payments, or charges following the end of calendar year 1999 after the actual amount of the applicable items becomes known and available. Without limiting the generality of the foregoing, Seller shall be entitled to receive (and Purchaser shall promptly pay to Seller after receipt thereof from the applicable tenants) all expense reimbursements under the Leases actually paid by tenants which relate to periods of time prior to the Closing. Rents and other amounts collected by Purchaser or its agent under any Lease after Closing attributable to the time period before Closing shall be paid to Seller, but only after all amounts then due and payable to Purchaser have been paid. Seller shall have the right after Closing to pursue all actions (including the commencement of legal proceedings in the name of Seller or Purchaser) against tenants in order to recover delinquent amounts under (or in connection with) the Leases which are owed to Seller. In no event, however, shall Seller institute any legal proceedings against Levy, or in any manner attempt, to recover any amounts owed under the Lease with Levy. Purchaser shall cooperate with all reasonable requests of Seller in connection with the recovery of such amounts (at no cost to Purchaser), provided that no such legal proceeding shall seek to terminate the tenant's Lease or to evict the tenant from its demised premises. The amount of any refund or credit due to tenants of the Property as the result of the collection by or on behalf of Seller prior to the Closing of contributions by such tenants for operating expenses and/or taxes which exceed the actual amount of such operating expenses and/or taxes payable by such tenants with respect to periods prior to the Closing shall be prorated as soon as such actual operating expenses and/or taxes are known, and Seller shall promptly pay to Purchaser, upon delivery to Seller of appropriate documentation, the amount due as a result of such proration. Purchaser shall assume and timely discharge all obligations with respect to accrued expenses, prepaid income and security deposits for which it receives proration credit. Tax and expense escalation, pass-through and participation payments under Leases including, but without limitation, amounts due tenants for excess payments thereby of tax and expense escalation and refunds due tenants for tax abatements, refunds, credits or other similar amounts for periods prior to the Closing (collectively, "Tenant Items") shall be prorated as of the Proration Date on an estimated basis. Seller agrees to cooperate (at no cost to Seller) with Purchaser in the preparation of the financial statements and other financial data respecting the ownership and operation of the Property for calendar year 1998 (if such statements have not been completed by the date of Closing) and subsequent periods for which such statements and data must be prepared in order to compute, charge and prorate the Tenant Items. As soon as reasonably possible after the preparation of the aforesaid financial statements and data, Purchaser will render statements for the Tenant Items to the tenants of the Property under their respective Leases. From time to time as Purchaser receives payment of the Tenant Items from the tenants, Purchaser will promptly remit to Seller that portion of the Tenant Items allocable to the Property prior to the date of Closing, but only after all amounts then due and payable to Purchaser have been paid.

      2. Real property taxes will be prorated as of the Proration Date using one hundred five percent (105%) of the most recent ascertainable tax bill therefor. Purchaser shall receive a credit for the 1998 real estate taxes payable in 1999 and for the 1999 real estate taxes (from January 1, 1999 through the

      Proration Date) payable in 2000. Such taxes will be reprorated within ninety (90) days after the issuance of the actual tax bill, it being the intent of the parties that Seller be responsible for real estate taxes for the Premises attributable to the period before Closing and Purchaser be responsible for the real estate taxes for the Premises attributable to the period after Closing. Any refund of real estate taxes for the Premises attributable to the fiscal year in which the Closing takes place (or any fiscal year prior to such year) shall be prorated between the parties within thirty (30) days after such refund has been received (whether in the form of cash or as a credit against future real estate taxes) by Seller or Purchaser, as the case may be. Seller shall be entitled to receive the portion of such refund that pertains to the period of time prior to the date of Closing and Purchaser shall be entitled to receive the portion of such refund that pertains to the period of time after the date of Closing; provided, however, that (a) the out-of-pocket costs to third parties incurred in obtaining such refund shall be shared by the parties in the same percentage as they share in the applicable tax refund, and (b) the tenants under the Leases shall be reimbursed from the net refund amount (after payment of third party costs as provided above) in accordance with the applicable terms of the Leases before the remaining refund amount is paid to Seller and/or Purchaser, as the case may be.

      C. The full amount of security deposits paid under the Leases, which have not been applied (subject to Section 3.A.6 above) by Seller shall be credited to Purchaser by application against the Cash Balance due at Closing.

      D. Seller shall receive a credit at Closing in an amount equal to all deposits previously made by Seller with Ground Lessor or third parties under the Ground Lease, including all amounts contained in the tax escrow account held by the Harris Bank in Chicago, Illinois. Seller shall assign to Purchaser at Closing all of Seller's right, title and interest in and to all such deposits and accounts for which Seller has received a credit at Closing.

      E. Seller shall pay for the Leasing Costs currently due and owing in connection with all Leases entered into prior to the date hereof ("Current Leases") and any other Lease that has been entered into by Seller that is not in accordance with Section 3.B.1 hereof. Purchaser shall pay (a) all Leasing Costs arising out of the exercise by a tenant after the date hereof and prior to the date of Closing of an extension or expansion option (or the failure of a tenant to exercise a cancellation option) contained in a Current Lease, (b) all Leasing Costs in connection with any Leases entered into after the date hereof, in accordance with Section 3.B.1 hereof ("New Leases"), and (c) all Leasing

Costs in connection with the exercise by a tenant on or after the date of Closing of an extension or expansion option (or the failure of a tenant to exercise a cancellation option) contained in a Current Lease or a New Lease. Notwithstanding the foregoing, Purchaser shall pay all Leasing Costs in connection with the 21st floor expansion of the Lease with Merrill, Lynch, Pierce, Fenner & Smith, Inc., but Seller acknowledges and agrees that no leasing commission will be due D&K in connection therewith.

      F. All prorations and Closing adjustments shall be made on the basis of a 365 day calendar year. All such prorations and adjustments shall be subject to post-Closing adjustments as necessary to reflect later relevant information not available at Closing and to correct any errors made at Closing with respect to such apportionments and the party receiving more than it was entitled to hereunder shall reimburse the other party hereto in the amount of such overpayment within thirty (30) days after receiving written demand therefor. Notwithstanding the foregoing, such apportionments shall be deemed final and not subject to further post-Closing adjustment, except for reproration of real estate taxes or tax refunds as provided above, if no such adjustments have been requested within ninety (90) days after the end of calendar year 1999. Utility prorations for Closing will be made by utility readings as close to the date of Closing as practical.

      G. Purchaser and Ground Lessor have reached an agreement which provides (among other things) for the amount of the annual Base Period Rental and the Base Period Annual Tax Equivalent which will be payable from and after May 1, 1998 ("Settlement Agreement"). A copy of the Settlement Agreement is attached hereto as Exhibit K. Purchaser shall perform all of its obligations under the Settlement Agreement (including the entering into of the Ground Lease amendment described therein) and shall enforce its rights under the Settlement Agreement to receive the Ground Lessor Estoppel Certificate and Agreement Regarding Ground Lease described therein (collectively called the "Ground Lessor Estoppel Certificates") within the time periods provided for therein and in this Agreement. Purchaser shall receive a credit against the Cash Balance at Closing with respect to the period commencing on May 1, 1998 and ending on the Proration Date ("Stub Period") equal to the sum of (i) the difference between $800,000 (as adjusted to reflect the Stub Period) and the amount of Base Period Rental previously paid by Seller with respect to the Stub Period, and (ii) the difference between $737,500 (as adjusted to reflect the Stub Period) and the amount of Base Period Annual Tax Equivalent previously paid by Seller with respect to the Stub Period. The amounts credited to Purchaser in accordance with the preceding sentence shall be repaid by Purchaser to Seller (in accordance with the provisions of Section 9.B.1 above) if and when collected by Purchaser from tenants of the Property after Closing, but only after all amounts then due and payable to Purchaser have been paid.

      H. At Closing, Purchaser shall receive a credit against the Cash Balance in an amount equal to the difference between (i) $997,000 and (ii) the amount previously spent by Seller (whether to consultants or otherwise) on the Elevator Renovation. The parties acknowledge, however, that Seller and Arthur Andersen & Co. ("Andersen") have entered into a separate agreement whereby Andersen is obligated to reimburse Seller for a portion of the cost of the Elevator Renovation over a twenty year period. Seller shall receive a credit from Purchaser at Closing in the amount of $234,000, which represents a discounted portion of the amount payable under such agreement with Andersen and a discounted portion of amounts payable by other tenants with respect to the Elevator Renovation), and Seller shall assign its rights under such agreement with Andersen to Purchaser at Closing.

      I. At Closing, Purchaser shall receive a credit against the Cash Balance in an amount equal to the difference between (i) $110,000 and (ii) the sum of
(i) the amount previously spent by Seller (whether to consultants or otherwise) on the Garage Repairs, and (ii) the amount of the Garage Repairs payable by tenants under the Leases (approximately $10,000).

      J. Purchaser acknowledges that Levy (Monroe) Limited Partnership ("Levy") has ceased paying rent under its Lease and, accordingly, is in default thereunder ("Levy Lease Default"). Purchaser accepts the Levy Lease Default (without deduction or offset from the Purchase Price), and Seller shall have no liability or obligation of any kind or nature whatsoever to Purchaser or Levy with respect to the Levy Lease Default or the Lease with Levy after Closing.

      K. At Closing, Seller shall receive a credit from Purchaser in the amount of $500,000, which represents a portion of the real estate taxes for calendar year 1998 which are payable in calendar year 1999 under the Lease with Andersen.

      L. At Closing, Purchaser shall receive a credit against the Cash Balance in an amount equal to the Current TI Amount. Purchaser shall assume and be responsible to pay such Amount to the applicable tenants pursuant to the terms of their Leases.

      10. CLOSING DOCUMENTS AND MATTERS.

      A. On the Proration Date, Seller shall deliver the following original documents into escrow, each acknowledged and executed by Seller and/or the Trusts, as appropriate:

      1. A Trustee's Deed to Parcel One in the form of Exhibit F attached hereto and made a part hereof, subject to the Permitted Exceptions.

      2. State of Illinois, Cook County and City of Chicago real estate transfer tax declarations, and Chicago Water Certification.

      3. Assignment of lessee's interest under the Ground Lease in the form of Exhibit G attached hereto and made a part hereof, subject to the Permitted Exceptions.

      4. A Bill of Sale with respect to the Personal Property, in the form of
      Exhibit I attached hereto and made a part hereof.

      5. An Assignment and Assumption of Leases, Service Contracts, Construction Contracts, Tax Contract, Adjacent Owners Agreement, Permits and Warranties, Plans and any other so-called intangible property constituting the Property in the form of Exhibit J attached hereto and made a part hereof ("Miscellaneous Assignment").

      6. A letter advising tenants under the Leases of the change in ownership of the Premises, that Purchaser has assumed the Leases, that any security deposits under the Leases have been transferred to Purchaser, and directing such tenants to pay rent as Purchaser may direct, to the manager of the Property.

      7. A letter advising the Ground Lessor that the Ground Lease has been assigned to (and assumed by) Purchaser.

      8. The Ground Lease, all Leases and assigned Service Contracts, all Permits and Warranties, Plans and copies of the intangible property described in Section 1.A.4 above (including copies of tenant files and correspondence), all of which shall be delivered to Purchaser or its agent at the Premises.

      9. An Affidavit from Seller pursuant to the Foreign Investment in Real Property Tax Act.

      10. An ALTA Loan and Extended Coverage Statement or the equivalent thereof reasonably required by the Title Company in connection with the issuance of the Title Policy, which Statement may disclose the Leases by attaching a copy of the Rent Roll. Such Statement shall be accompanied by such lien waivers and contractors statements as the Title Company reasonably requires in connection with the Construction Contracts.

      11. Any evidence of the authority of Seller to consummate the transaction contemplated hereby that is reasonably requested by the Title Company.

      12. Letter of Direction from Seller directing the Trustee of the Trusts to execute and deliver the applicable Closing Documents provided for herein.

      13. A Disclosure Statement contemplated under the Illinois Responsible Property Transfer Act, or an Affidavit of Non-Applicability.

      14. Ground Lessor Estoppel Certificates from Ground Lessor, substantially in the form attached to the Settlement Agreement, which Certificates may be conditioned (as to their effectiveness) on the Closing of the transaction contemplated hereby.

      15. A Closing Statement in accordance with Section 9 hereof.

      16. A so-called Gap Undertaking, if required by the Title Company, in form and substance reasonably acceptable to Seller.

      17. Lien waiver from Property Manager.

      18. A so-called pay proceeds letter from the Trustee of the Trusts.

      19. A Certificate with respect to Seller's representations and warranties hereunder in the form of Exhibit P attached hereto.

      20. Update of the Rent Roll.

      21. Bulk Sale Stop Order from the Illinois Department of Revenue.

      22. Records for the prior five years with respect to percentage rent owed under the Ground Lease.

      23. The assignment of the tax escrow account contemplated by Section 9.D above. At the request of Purchaser, Seller shall join in a direction to the escrowee of such account to disburse to Purchaser (for use at the Closing) the surplus in such account that is described in the Settlement Agreement, but such disbursement shall not be a condition of Closing hereunder.

      24. Termination of the existing management agreement with D&K pertaining to the Property.

      B. On the Proration Date, Purchaser shall deliver or cause to be delivered the following original documents into escrow, each acknowledged and executed (as appropriate):

      1. The Assignment of Ground Lease in the form of Exhibit G hereto.

      2. The Miscellaneous Assignment in the form of Exhibit J hereto.

      3. State of Illinois, Cook County and City of Chicago real estate transfer tax declarations.

      4. An ALTA Loan and Extended Coverage Statement or the equivalent thereof reasonably required by the Title Company in connection with the issuance of the Title Policy.

      5. The tenant notification letters described in Section 10.A.6 above.

      6. The notification letter to the Ground Lessor described in Section 10.A.7 above.

      7. Any evidence of the authority of Purchaser to consummate the transaction contemplated hereby that is reasonably requested by the Title Company.

      8. The Disclosure Statement described in Section 10.A.13 above, if applicable.

      9. The Certificate in the form of Exhibit D hereto.

      10. A Closing Statement in accordance with Section 9 hereof.

      11. The assignment described in Section 10.A.23 above.

      C. At Closing, upon satisfaction of all express conditions to Purchaser's obligation to close contained herein, the Deposit shall be paid to Seller and Purchaser shall cause to be paid to Seller the Cash Balance as required pursuant to Section 2 above, plus or minus prorations as determined pursuant hereto. Closing shall be deemed to have occurred (e.g., for purposes of possession and prorations) at such time as the Deposit and the Cash Balance have been sent by wire transfer from the Title Company to Seller (and Seller's mortgagee), but in no event later than noon Central Time. Amounts not sent by such time shall, for purposes hereof (including all prorations required hereby), be deemed to have been sent the next Business Day.

      D. In addition to the other conditions to Closing expressly set forth in this Agreement, it shall be a condition to Purchaser's obligation to close the transaction contemplated hereby that Purchaser receives at Closing:

            (i) Executed (by the Title Company) Pro Forma Policy (including all endorsements and reinsurance contained or described therein).

            (ii) Estoppel certificates, substantially in the form of

      Exhibit L attached hereto and made a part hereof, from Andersen, D&K, Gersco (GE Railcar), Merrill Lynch & Co., and either Standard Chartered Bank or Levenfeld, Eisenberg, Janger & Glassberg ("Required Estoppel Certificates"). Seller shall use reasonable efforts to obtain estoppel certificates from all tenants leasing space in the Improvements (other than Levy and tenants leasing parking spaces), including the entity which occupies a portion of the space leased to Standard Chartered Bank, but if the Required Estoppel Certificates are not delivered at or prior to Closing, (an estoppel certificate shall be deemed to satisfy the requirements of this Section 10.D(ii) even though it may not be in the form or substance of Exhibit L, provided that the certificate contains the specific information (as opposed to a general or "catch-all" requirement), if any, required by the applicable Lease or that the departures therefrom reflect facts or circumstances that are disclosed in the Information Package or that were actually known to Purchaser through its inspection of the Property prior to the date hereof), Purchaser may elect to terminate this Agreement. If this Agreement is terminated pursuant to this Section, the Deposit Escrowee shall refund the Deposit and any interest earned thereon to Purchaser and the parties shall not have any further obligations hereunder, except pursuant to Sections 4.G, 8.D and 13.F hereof, which shall survive such termination. Notwithstanding anything to the contrary contained herein, the Required Estoppel Certificates and the Ground Lessor Estoppel Certificates described in Section 10.A.14 above shall be delivered to Purchaser on or before January 18, 1999 (or, by January 29, 1999, if Purchaser has extended the Closing pursuant to
      Section 7.B above). If such delivery is not made, the date of Closing may be extended, at no cost, by Purchaser for the number of days (not to exceed 30 days) until delivery of such Estoppel Certificates is made. Such right to extend the Closing shall not diminish or affect the right of Seller to extend the Closing pursuant to Section 7.A above. If Seller so extends, the Closing shall take place on or before five Business Days after the missing Required Estoppel Certificates have been received by Purchaser. At Purchaser's request, Seller shall also send to the tenants of the Property a supplement to the Estoppel Certificate attached hereto as Exhibit L ("Supplemental Certificates"). The Supplemental Certificates shall be substantially in the form of Exhibit Q hereto, but, in no event, shall receipt by Purchaser of executed Supplemental Certificates from the tenants of the Property be a condition precedent to Purchaser's obligation to close hereunder. The so-called "cover letter" to the tenants which accompanies the Estoppel Certificates attached hereto as Exhibit L and the Supplemental Certificates shall be substantially in the form of the letter attached hereto as Exhibit R.

      E. Seller shall terminate the existing management agreement with the Property Manager effective as of the date of Closing. On the date of Closing, Seller shall also terminate and satisfy all obligations to all employees employed by Seller or the "property" in the operation of the Property. If Purchaser notifies Seller in writing prior to the date of Closing that Purchaser intends to continue the employment of any such employees after the Closing, Seller shall terminate such employees designated by Purchaser only with regard to their continued employment by Seller and not with regard to their employment at the Property. Seller agrees that all obligations with respect to the termination of all such employees who are not continued by Purchaser, including termination benefits earned prior to the date of Closing and unfunded contributions or termination obligations with respect to any employee benefit plans, agreements and trusts shall be the sole responsibility and expense of Seller; provided that Seller shall not be responsible for any such obligations attributable to the employment of such employees by Purchaser or its agents subsequent to the date of Closing.

      F. Purchaser shall be entitled to sole and exclusive possession of the Property at the conclusion of Closing subject only to the Permitted Exceptions.

      G. Effective upon Closing, Seller may notify all contractors and utility companies serving the Property of the sale of the Property and to (i) return any deposit or deposits posted by Seller, (ii) terminate Seller's account effective on noon on the date of Closing, and (iii) direct to Purchaser all bills for services provided to the Property on and after the date of Closing. Seller and Purchaser shall coordinate such matters and final meter readings of utilities prior to Closing.

      11. CASUALTY AND CONDEMNATION.

      A. If, prior to Closing, either (i) the Premises are destroyed or materially damaged by fire or other casualty or (ii) the Premises or a material part thereof is condemned (or written notice threatening condemnation is received by Seller from a governmental agency), then Purchaser may elect to terminate this Agreement. Purchaser shall give written notice of its election to Seller within ten (10) days after receiving actual notice or actual knowledge of damage or condemnation. In such event, the Deposit Escrowee shall return the Deposit and all interest earned thereon to Purchaser and thereupon this Agreement shall be null and void and neither party shall have any further obligations under this Agreement except under Sections 4.G, 8.D and 13.F, which survive such termination. If Purchaser does not give such written notice within such ten (10) day period, the transaction contemplated by this Agreement shall be consummated as otherwise provided herein. In such event, Purchaser shall have the right to participate in any adjustment or settlement of an insurance claim and Seller will assign to Purchaser at Closing the physical damage proceeds of any insurance policy payable or paid to Seller or Seller's portion of the condemnation award and Purchaser shall receive a credit against the Purchase Price in the amount of the deductible under such policy.

      B. As used in Section 11.A(i) above, material damage shall be deemed to have occurred if the cost of repairing such damage (as estimated by the applicable insurance carrier for Seller) is in excess of Five Million Dollars ($5,000,000). As used in Section 11.A (ii) above, a condemnation of a material part of the Premises shall be deemed to have occurred if the portion taken adversely affects the normal use, access to or income of the Premises, or involves a value in excess of Five Million Dollars ($5,000,000).

      C. If prior to Closing less than a material portion of the Premises is damaged by fire or other casualty or less than a material part thereof is condemned, then the transaction contemplated by this Agreement shall be consummated as otherwise provided herein. In the event of such casualty or condemnation, Purchaser shall have the right to participate in any adjustment or settlement of an insurance claim and Seller shall assign to Purchaser at Closing the physical damage proceeds of any insurance policy payable or paid to Seller or Seller's portion of the condemnation award and Purchaser shall receive a credit against the Purchase Price in the amount of the deductible under such policy.

      12. DEFAULT.

      A. If Purchaser shall default under this Agreement prior to Closing, and such default is not cured within ten (10) days after written notice thereof from Seller to Purchaser (except for failure to pay the Cash Balance at Closing, which shall be a default without notice or opportunity to cure), then, as Seller's sole and exclusive remedy under this Agreement, at law or in equity (Seller hereby waiving any right to collect additional damages or pursue any other remedies with respect to such default), the Deposit and interest thereon shall be paid by the Deposit Escrowee to Seller as liquidated damages, and both parties shall be relieved of and released from any further liability hereunder, except for the obligations of Purchaser set forth in Section 4.G. above and the obligations of the parties set forth in Sections 8.D and 13.F above. Seller and Purchaser agree that the Deposit and interest thereon is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of Seller's removal of the Property from the market and the costs incurred by Seller and shall not constitute a penalty or a forfeiture.

      B. If Seller shall default under this Agreement prior to Closing or refuse or fail to convey the Property as herein provided, and such default or refusal is not cured within ten (10) days after written notice thereof from Purchaser to Seller, Purchaser's sole remedy therefor shall be either (1) to terminate this Agreement and have the Deposit and all interest earned thereon returned to it, or (2) to enforce Seller's obligations to convey the Property in accordance with the terms, provisions, covenants and conditions contained herein, provided that no such action in specific performance shall seek to require Seller to (a) change the condition of the Property or restore the Property or any part thereof following any fire, other casualty or condemnation; (b) expend money or post a bond to remove a title defect or correct any matter shown on the Updated Survey in excess of its obligations under Section 6.D above; or (c) secure any permit, approval or consent with respect to the Property or Seller's conveyance of the Property.

      13. MISCELLANEOUS.

      A. No alteration, modification or interpretation of this Agreement or the Exhibits shall be binding unless in writing and signed by both parties.

      B. If any provision of this Agreement or any application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law, except that, if as a result thereof, the consideration to be paid to Seller under this Agreement is diminished in any material respect Seller shall have the option, upon written notice to Purchaser, to terminate this Agreement.

      C. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois.

      D. Purchaser may not assign this Agreement without first obtaining Seller's written consent, which consent may be withheld in Seller's sole discretion; provided, however, that Seller shall not withhold its consent to an assignment of this Agreement to an entity which has Purchaser or affiliates thereof as its managing partners, managing members or controlling shareholders ("Qualified Assignee") so long as the requirements of Section 13.Q below are satisfied with respect to such assignment. Any assignment in contravention of this provision shall be void. No assignment (including an assignment to a Qualified Assignee) shall release the Purchaser herein named from any obligation or liability under this Agreement. If Purchaser requests Seller's written consent to any assignment, Purchaser shall (i) notify Seller in writing of the proposed assignment; (ii) provide Seller with the name and address of the proposed assignee; (iii) provide Seller with financial information including financial statements of the proposed assignee (unless the proposed assignee is a Qualified Assignee); and (iv) provide Seller with a copy of the proposed assignment.

      E. This Agreement shall be binding and inure to the benefit of Purchaser and Seller and their successors and permitted assigns.

      F. Seller shall have the right to review (prior to issuance) any press release issued by or on behalf of Purchaser (whether before or within six months after Closing) with respect to the transaction contemplated hereby.

      G. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

      H. In the event of any litigation arising out of this Agreement, in addition to any other rights or remedies specified herein, the prevailing party (which term shall mean the party which obtains substantially all of the relief sought by such party) shall be entitled to its reasonable attorneys' fees and costs.

      I. When used in this Agreement, the term "Business Day" shall mean any day when national banks located in Chicago, Illinois are open for business.

      J. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest or any other relationship other than seller and purchaser.

      K. Time is of the essence of this Agreement.

      L. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

      M. Purchaser and Seller agree not to record this Agreement or any memorandum thereof.

      N. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or as a modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

      O. For the purpose of complying with Internal Revenue Service reporting requirements for this transaction, the Title Company shall be obligated to prepare and file the 1099-S form (and any necessary supporting documentation) and Seller and Purchaser shall cooperate with any requests from the Title Company in connection therewith.

      P. Purchaser acknowledges and agrees that the agreements of Seller contained herein shall only be enforceable (subject to all limitations on liability contained in this Agreement) against the property of Seller and the proceeds of sale received by Seller hereunder ("Sale Proceeds"). By executing this Agreement (i) Purchaser agrees to look solely to the property of Seller and the Sale Proceeds (subject to all limitations on liability contained in this Agreement) for the enforcement of its rights hereunder, and (ii) Purchaser hereby waives any claim or any right to proceed for the enforcement of any of its rights hereunder against the general and limited partners of Seller, or any affiliates thereof. Seller covenants that at least Three Million Dollars ($3,000,000) of the Sale Proceeds will be held back from distributions to the partners of Seller until at least six (6) months have elapsed after the date of Closing.

      Q. To satisfy compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Purchaser represents and warrants to Seller that, as of the date hereof and as of the date of Closing:

      (i) Purchaser's rights under this Agreement do not, and upon its acquisition by Purchaser the Property shall not, constitute "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101, because one or more of the following circumstances is true:

            (x) Equity interests in Purchaser are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2); or

            (y) Less than twenty-five percent (25%) of all equity interests in Purchaser are held by "benefit plan investors" within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or

            (z) Purchaser qualifies as an "operating company", "venture capital operating company", or a "real estate operating company" within the meaning of 29 C.F.R. Section 2510.3-101(c), (d) or (e).

      (ii) Purchaser is not a "governmental plan" within the meaning of Section 3(32) of ERISA and the execution of this Agreement and the purchase of the Property by Purchaser is not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.

Purchaser hereby agrees to execute such documents or provide such information as Seller may reasonably require in connection with the transaction contemplated hereby (the "Transaction") or to otherwise assure Seller that: (i) this is not a prohibited transaction under ERISA, (ii) that the Transaction is otherwise in full compliance with ERISA, and (iii) that Seller is not in violation of ERISA by compliance with this Agreement and by closing the Transaction. Seller shall not be obligated to consummate the Transaction unless and until the Transaction complies with ERISA and Seller is satisfied that the Transaction complies in all respects with ERISA. The obligations of Purchaser under this Section shall survive the Closing and shall not be merged therein.

      R. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser's consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights or impose any obligations upon Purchaser, irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and a counterpart thereof shall have been delivered to Purchaser.

      S. Seller has advised Purchaser that the Lease with Andersen contains a right of first refusal ("ROFR") in the event Seller receives an offer to purchase the Property which Seller desires to accept. Seller will send the requisite notice to Andersen pursuant to the ROFR within three (3) Business Days after the date hereof. If Andersen should timely elect to purchase the Property pursuant to the ROFR, this Agreement shall be terminated without liability to the parties (except pursuant to Sections 4.G, 8.D and 13.F, which shall survive termination), and Deposit Escrowee shall return the Deposit and all interest earned thereon to Purchaser. If Andersen does not timely elect to purchase the Property in accordance with the ROFR, this Agreement shall continue in full force and effect in accordance with its terms.

      T. Seller has advised Purchaser that, pursuant to Seller's Limited Partnership Agreement, a certain percentage of the limited partners of Seller are required to consent to a sale of the Property ("Consent"). If Seller does not advise Purchaser in writing within fourteen (14) days after the date hereof that the Consent has been obtained, this Agreement shall be terminated automatically without liability to the parties (except pursuant to Sections 4.G, 8.D and 13.F, which shall survive termination), Deposit Escrowee shall return the Deposit and all interest earned thereon to Purchaser, and Seller shall reimburse Purchaser for the bona fide, out-of-pocket costs incurred by Purchaser to third parties in connection with the transaction contemplated hereby (such reimbursement not to exceed $100,000). If Seller notifies Purchaser in writing within such 14 day period that the Consent has been obtained, this Agreement shall continue in full force and effect in accordance with its terms. In seeking to obtain the Consent, Seller shall recommend to its other general partners and to its limited partners, that the transactions contemplated hereby be approved.

      14. NOTICES.

      Any notices or requests required or permitted to be given hereunder shall be (i) hand delivered, or (ii) sent by Federal Express or similar nationally recognized overnight service for next business day delivery, or (iii) sent by U.S. certified mail, return receipt requested, in all cases addressed to the parties at their respective addresses as follows:

      If to Seller:                33 West Monroe Associates, L.P.
                                   33 West Monroe Street
                                   Chicago, Illinois  60603
                                   Attn: Douglas Kramer
                                         Frederick Ford and
                                         Forrest Bailey

                                   Facsimile No: (312) 346-6059

      With a copy to:              Robert Grant, Esq. and
                                   Dustin E. Neumark, Esq.
                                   Sonnenschein Nath & Rosenthal
                                   8000 Sears Tower
                                   Chicago, Illinois  60606
                                   Facsimile No: (312) 876-7934

      If to Purchaser:             Prime Group Realty, L.P.
                                   77 West Wacker Drive
                                   Chicago, Illinois  60601
                                   Attn: Jeffrey Patterson and
                                         Michael Moran, Esq.
                                   Facsimile No: (312) 917-1684

      With a copy to:              William Ralph, Esq.
                                   Winston & Strawn
                                   35 West Wacker Drive
                                   Chicago, Illinois  60601
                                   Facsimile No: (312) 558-5700

or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party. Notices shall be deemed received (a) upon receipt if hand delivered, (b) one (1) Business Day after delivery to the overnight courier, (c) two (2) Business Days after deposited in the mail, or (d) upon receipt if sent by facsimile, provided that a "hard" copy of such notice is received by the applicable party on the next Business Day thereafter.

      15. WAIVER OF JURY TRIAL.

      IN ANY PROCEEDING TO ENFORCE THE TERMS OF THIS AGREEMENT OR OBTAIN ANY REMEDY PROVIDED FOR HEREIN OR OTHERWISE PERMITTED BY LAW IN CONNECTION WITH THE SUBJECT MATTER HEREOF, WHETHER BEFORE OR AFTER CLOSING, SELLER AND PURCHASER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY LAW.

      IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first written above, being the date inserted by Seller as the date of its execution and delivery hereof to Purchaser.

SELLER:                                            PURCHASER:

33 WEST MONROE ASSOCIATES, L.P., an Illinois       PRIME GROUP REALTY, L.P., a
limited partnership                                Delaware limited partnership


By  Draper and Kramer                              By: Prime Group Realty Trust,
    Incorporated, a general                            a Maryland real estate
    partner                                            investment trust, its
                                                       Managing General Partner


By: ________________________                        By: ________________________
    Its_____________________                            Its_____________________

                                List of Exhibits

A - Rent Roll

B - Legal Description of Parcel One

C - Legal Description of Parcel Two

D - Purchaser's Certification

E - Deposit Escrow Agreement

F - Trustee's Deed

G - Assignment of Ground Lease

H - Proforma Policy

I - Bill of Sale

J - Miscellaneous Assignment

K - Settlement Agreement

L - Tenant Estoppel Certificate

M - Current TI Amount

N - Litigation List

O - Tax Reduction Proceedings

P - Seller's Bring Down Certificate

Q - Supplemental Certificate

R - Cover Letter to Tenants

                                    EXHIBIT A

                                    RENT ROLL

                                    [OMITTED]

                                    EXHIBIT B

                         LEGAL DESCRIPTION OF PARCEL ONE

                                    [OMITTED]

                                    EXHIBIT C

                         LEGAL DESCRIPTION OF PARCEL TWO

                                    [OMITTED]

                                    EXHIBIT D

                            PURCHASER'S CERTIFICATION

                                    [OMITTED]

                                    EXHIBIT E

                            DEPOSIT ESCROW AGREEMENT

                                    [OMITTED]

                                    EXHIBIT F

                                 TRUSTEE'S DEED

                                    [OMITTED]

                                    EXHIBIT G

                           ASSIGNMENT OF GROUND LEASE

                                    [OMITTED]

                                    EXHIBIT H

                                 PROFORMA POLICY

                                    [OMITTED]

                                    EXHIBIT I

                                  BILL OF SALE

                                    [OMITTED]

                                    EXHIBIT J

                            MISCELLANEOUS ASSIGNMENT

                                    [OMITTED]

                                    EXHIBIT K

                              SETTLEMENT AGREEMENT

                                    [OMITTED]

                                    EXHIBIT L

                           TENANT ESTOPPEL CERTIFICATE

                                    [OMITTED]

                                    EXHIBIT M

                                CURRENT TI AMOUNT

1. Merrill Lynch & Co.                                        $982,770.00

2. Levenfeld, Eisenberg, Janger & Glassberg                   $176,187.96

                                    EXHIBIT N

                                 LITIGATION LIST

                                    [OMITTED]

                                    EXHIBIT O

                            TAX REDUCTION PROCEEDINGS

                                    [OMITTED]

                                    EXHIBIT P

                         SELLER'S BRING DOWN CERTIFICATE

                                    [OMITTED]

                                    EXHIBIT Q

                            SUPPLEMENTAL CERTIFICATE

                                    [OMITTED]

                                    EXHIBIT R

                             COVER LETTER TO TENANTS

                                    [OMITTED]